EXHIBIT 99.1

          healthcare solutions for a new generation SM

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The Quantum Group Adds New Insurance Product for Physicians

Addresses steeply rising medical insurance premiums

WELLINGTON, Fla. (July 1, 2008) – The Quantum Group (AMEX: QGP) (www.QuantumMD.com) has announced that subsidiary company, The Quantum Agency, Inc., has added a new insurance product to address steeply rising medical insurance premiums for physicians – Medical Legal Expense Reimbursement Insurance.

The new Medical Legal Expense Reimbursement insurance coverage offered through The Quantum Agency (TQA) is targeted for physicians who have chosen not to carry standard professional liability insurance (i.e. malpractice insurance) or who have indemnification of liability from other sources. This coverage provides legal reimbursement, which can help protect a physician’s assets without being cost prohibitive.

Noel J. Guillama, President & CEO of The Quantum Group, noted that an increasing number of physicians are choosing to go “bare,” or without coverage, due to the high costs associated with carrying professional liability insurance. Guillama commented, “Many of the providers affiliated with Renaissance Health Systems, a Quantum subsidiary company, have talked with us about the difficulty they have in obtaining malpractice insurance, particularly due to the high costs associated with this coverage. The mission of The Quantum Group of Companies is to provide cost effective and efficient solutions for healthcare providers. We believe this product meets the high standards we have set for our services and solutions and takes aim at the inherent risks physicians take by operating without coverage – including loss of personal assets and even their professional reputation.”

Highlights of the Medical Legal Expense Reimbursement insurance coverage include reimbursement for legal expenses incurred for a medical malpractice claim against the provider, a peer review proceeding, a license review board proceeding and hospital privileges. Available coverage limits run from $100,000 to $500,000, and the insured can select whether they would like to use their own counsel. Healthcare providers seeking additional information on the premiums, deductibles and available limits are encouraged to contact The Quantum Agency at 877.634.6748 or via www.TheQuantumAgency.com.

About The Quantum Agency, Inc.

The Quantum Agency, a wholly owned subsidiary of The Quantum Group, Inc., is a full-service, multi-line insurance agency serving medical practices and individual physicians offering access to over 300 insurance programs malpractice, legal expense reimbursement, disability, property/casualty liability, health savings accounts, workers’ compensation, individual health plans, group health, life, retirement and financial planning.

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $600 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives. Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company’s Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to attract and retain executive, management and operational personnel, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well physician clients. The Company does not undertake any obligation to publicly update any forward-looking statements. There can be no assurance that the provisional patents discussed in this press release will be granted by the US Patent and Trademark Office, or, if they are granted, they will not be challenged by third parties, or if not that we will be able to effectively use or commercialize such patents and/or we may not have the resources to deploy such technology. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

Or

Danielle Amodio

Vice President Corporate Communications

The Quantum Group, Inc.

561.798.9800